Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact:	Intrepid Potash, Inc.
David Honeyfield
Phone: 303-296-3006

Intrepid Reports Results for Third Quarter 2008

Denver, Colorado; November 11, 2008 – Intrepid Potash, Inc. (NYSE:IPI), today announced third quarter 2008 results with net income of $49.7 million up from $5.4 million on a pro forma comparative basis for the third quarter 2007. The earnings per share for the third quarter of 2008 were $0.66 per share, an increase of 843 percent from the comparable period of 2007.

Highlights for the Third Quarter:

•	Average net sales price for potash this quarter increased to $623 per short ton ($687 per metric tonne) compared to $193 per short ton ($213 per metric tonne) in the same period a year ago.

•

Average net sales price for langbeinite the third quarter of 2008 increased to $283 per short ton ($312 per metric tonne) compared to $137 per short ton ($151 per metric tonne) in the third quarter of 2007.

•	Potash production in the quarter decreased to 200,000 short tons compared to 233,000 short tons produced in the third quarter 2007.

•	Langbeinite production in the third quarter of 2008 increased to 50,000 short tons, a 25 percent increase over the 40,000 short tons produced in the third quarter last year.

•

Gross margins in the third quarter for potash increased to $403 per short ton or 65 percent compared to 35 percent in the three months ended September 30, 2007. Gross margins for langbeinite increased to $160 per short ton or 57 percent, up from eight percent in the same period last year.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $83.7 million this quarter, compared to $12.2 million in the third quarter of 2007.

•	Adjusted net income for the third quarter of 2008 increased to $49.8 million compared to $5.3 million in the same period of 2007.

•	Capital project investments are on schedule with $25.9 million invested this quarter and $49.9 million on a year-to-date basis in 2008.

“We continued to execute on both our marketing plan and expansion opportunities in the third quarter,” said Bob Jornayvaz, Intrepid Potash’s CEO. “Our realized potash price further widened relative to our North American competitors as we focused on our regional markets and on paying close attention to the opportunities in the spot market for potash. We made progress on our capital projects, with several key projects scheduled for final completion during the upcoming fourth quarter maintenance turn-around period. Without a doubt, the financial markets have created unsettling equity values and hesitation among fertilizer buyers. We believe that our strong balance sheet, cash position, and our sole focus on potash as the fertilizer nutrient with the best overall fundamentals, position us uniquely in the market.”

Operating income for the third quarter of 2008 was $79.5 million and $157.9 million on a pro forma basis for the year-to-date. Pro forma operating income was $9.1 million in the third quarter 2007 and $22.2 million for the nine-month period ended September 30, 2007. Cash flows from operating activities were $66.9 million and $135.8 million for the quarter and nine-month periods ended September 30, 2008, respectively. This compares to $9.3 million for the third quarter of 2007 and $31.2 million for the year-to-date period of 2007. Increases in each of these metrics have been principally driven by the price realization of our sales through the third quarter this year.

As of September 30, 2008, we had $139 million of cash, no outstanding debt, and $125 million of availability under our revolving line of credit. The cash balance has grown to $153 million as of October 31, 2008.

Operating income, pro forma operating income, adjusted net income, pro forma earnings per diluted share and EBITDA are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying non-GAAP reconciliation tables towards the end of this release.

Pricing Update

Per short ton

	Potash		Langbeinite Trio ®
Posted prices for delivery in the month of:
November 2008	$800		$356
October 2008	$800		$356
September 2008	$800		$356
August 2008	$782		$356
July 2008	$582		$356

	Potash		Langbeinite Trio ®
	2008	2007	2008	2007
Average net sales price for the third quarter	$623	$193	$283	$137

Average posted price for the third quarter	$721	$214	$356	$146

Potash Results

During the third quarter, Intrepid produced 200,000 short tons of potash and sold 204,000 short tons of potash. This compares to 233,000 tons produced and 224,000 tons sold in 2007. Production declined in the third quarter 2008 relative to the prior year third quarter due primarily to lower production at the West Mine and Moab Mines as compared to same period in 2007. West Mine production was lower primarily due to a lower relative ore grade in the 2008 third quarter and the temporary decreased performance of a binding chemical purchased for flotation. The lower ore grade was primarily a result of mine development work. The mine development work is performed to open and prepare additional mine panels and is designed to access areas of higher relative ore grade in a systematic manner. The ore produced in the mine development phase is often lower grade than when the mine is purely operating in a full production mode. We have chosen to perform more robust development work at the West Mine in our mine planning efforts partially based on the current demand for potash and considering the longer-term operating efficiencies that will be gained from the development work. As a reminder, first and fourth quarter production typically exceeds second and third quarter production at our Utah facilities as a result of the evaporation cycle at our solar facilities which peaks in the spring and summer months. This year was no exception with Moab beginning the harvest cycle in late August 2008, compared to an early August start-up in 2007.

The 204,000 short tons of potash sold in the third quarter was at an average FOB net sales price of $623 per short ton as compared to an average FOB price of $193 per short ton during the third quarter of 2007. The $430 per short ton increase in selling price was achieved by shortening the lag time between posting a price increase and realizing the price increase. We increased our posted price for red granular FOB Carlsbad potash to $800 per short ton effective the beginning of September 2008, and we continue to sell product at these prices.

Our sales of red granular product into the agricultural market are currently tracking historical seasonal sales levels. However, we are anticipating an increase in inventory levels of our white standard product at our facilities into the end of the year as the natural gas drilling rig count has decreased relative to its recent highs. The modest increase of white standard inventory will allow Moab to service its regional customers from inventory on hand through the summer months rather than relying on potash from Wendover, as we have done in the past few years. In addition to savings from lower transportation costs, it will more importantly allow Moab to take full advantage of the solar evaporation season instead of harvesting earlier than optimal as it has in years past to meet our customers’ needs. The possibility also exists that we could see a build in inventories of our agricultural products into the first quarter of next year.

Our potash production cost of goods sold which excludes depreciation, depletion and amortization, royalties, and by-product credits increased to $190 per short ton in the third quarter of 2008 from $113 per short ton in the third quarter of 2007. We have added a trainee program at our mining operations, added another operating panel in the East Mine, increased contract maintenance labor, and added personnel to increase our maintenance staff. This increase in personnel and higher natural gas prices in July and August have put upward pressure on production costs. The expanded work force is designed to minimize the impact of any turnover and increase the reliability and throughput of the mines. During the third and fourth quarters we have increased contract maintenance labor to upgrade our electrical systems at our Carlsbad facilities. We will continue this work into 2009, and we expect to achieve a system reliability benefit from the improvements we are making.

Langbeinite Results

During the third quarter, Intrepid produced 50,000 short tons of langbeinite, a specialty fertilizer containing potassium, magnesium, and sulfur. We market our langbeinite under the registered name of Trio®. Our langbeinite production was 25 percent higher than the 40,000 short tons produced during the third quarter of 2007. The increase in langbeinite production is due primarily to higher langbeinite ore grades and increased ore production from our East Mine. Our East Mine is a mixed ore body of both potash and langbeinite ore.

Intrepid sold 50,000 short tons of langbeinite in the third quarter 2008 at an average FOB or net sales price of $283 per short ton as compared to 32,000 tons at an average FOB price of $137 per short ton in the prior year’s third quarter.

Capital Investment Update

Through the first three quarters of 2008, Intrepid has invested $49.9 million related to the 2008 capital program. This investment includes an upgrade to the mining fleet with the addition of three new underground miners, two replacement miners at the West Mine and one miner to create an additional operating panel in our East Mine which allows us to increase our ore throughput. Our storage and hoisting upgrade project at the West Mine has moved forward with the installation of new cable and the upgrade of the skips; the next phase will be the construction of the underground storage system which is expected to be completed in mid-2009. This project should increase productive capacity without any additional fixed costs. We have also made progress on our enhanced recovery project at the West Mine by upgrading to a state-of-the-art columnar flotation circuit and on our new high-rate thickener systems at the East Mine, both of which are expected to be in operation by the end of the year. We have also begun well-drilling programs in Wendover and Moab, which are designed to increase the production from those facilities.

We continue to make progress on permitting and design for our HB solution mining solar evaporation project. As we previously reported, we applied to the New Mexico Environment Department (“NMED”) on March 10, 2008 for an underground injection well permit and expect NMED to issue a draft permit for public comment in the near term. In May, we submitted our HB mine plan to the Bureau of Land Management (“BLM”) and on August 15 we submitted the draft Environmental Assessment (“EA”) for the HB project to the BLM. The BLM held two public meetings on the HB project at which we presented a technical briefing on the project and answered questions. We have been working closely with the BLM and await the BLM’s issuance of the final EA and approval of the mine plan. We have between $5 to $15 million budgeted towards the HB project this year. The actual amount of capital investment in 2008 will largely depend on the timing of the BLM approval of our mine plan. We intend to begin construction upon receipt of mine plan approval and we are in the final process of selecting contractors to perform work on the project. The HB Mine is expected to ramp up production approximately one year after the start of construction and to be at full capacity after approximately two years.

The majority of our capital investment budget is planned for expenditure in the last quarter of this year in conjunction with the scheduled turnarounds at our East and West mines. We are currently ahead of plan on our core sustainability and de-bottlenecking plans and expect that our total capital expenditures will be in the $80 million to $95 million range for 2008. Inclusive in the total budget for 2008, we have been able to add projects and accelerate some projects at our Carlsbad facilities which we expect to improve the reliability of our facilities.

Guidance for 2008

Guidance for 2008 related to our production and our production cost of goods sold per short ton, which excludes depreciation, royalties and by-product credit is presented below. We have lowered our full-year langbeinite production guidance range by approximately 15,000 tons. The change in guidance for langbeinite results primarily from a lower than budgeted operating factor in the East Mine, which we are working to improve through electrical upgrades undertaken during our extended maintenance turn-around. To keep this in perspective, our full year ore production from the East Mine for both potash and langbeinite are expected to exceed the comparable 2007 period output. The timing of sales and production volumes vary within specific reporting periods and may not be equal to one another as a result of building or selling down inventory balances.

Production Forecast:
Potash –	850,000 – 870,000 short tons
Langbeinite –	200,000 – 215,000 short tons

Production Cost of Goods Sold:
Potash –	$155 - $165 per short ton
Langbeinite –	$75 - $85 per short ton

The Company routinely posts important information about the Company on its website under the Investor Relations tab. The Company’s website address is www.intrepidpotash.com.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that our expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements and the risk factors detailed in our filings with the Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE QUARTERS ENDED SEPTEMBER 30, 2008 AND 2007

	For the Quarter Ended
	September 30, 2008	September 30, 2007
Production volume (in 000 short tons)
Potash	200	233

Langbeinite	50	40

Sales volume (in 000 short tons)
Potash	204	224

Langbeinite	50	32

Potash Statistics (per short ton)
Net sales price	$623	$193
COGS - exclusive of items shown separately below	190	113
Depreciation, depletion and amortization	10	7
Royalties	21	7
By-product credit	(8)	(6)

Total potash COGS[1]	$213	$121

Warehousing and handling costs	7	5

Average potash gross margin	$403	$67

Langbeinite Statistics (per short ton)
Net sales price	$283	$137
COGS - exclusive of items shown separately below	87	99
Depreciation, depletion and amortization	12	16
Royalties	14	7

Total langbeinite COGS	$113	$122

Warehousing and handling costs	10	4

Average langbeinite gross margin	$160	$11

[1]	Pro forma statistics are the same to GAAP prepared numbers with the exception of COGS. Quarterly pro forma COGS for the quarter ended September 30, 2007, would be $123 per short ton

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED SEPTEMBER 30, 2008 AND 2007

(In thousands, except share and per share amount)

	Historical		Pro Forma
	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)	Intrepid Mining LLC (Predecessor)
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Three Months Ended September 30, 2007
Sales	$146,257	$52,859	$52,859

Less: Freight costs	5,054	5,067	5,067
Warehousing and handling costs	1,976	1,173	1,173
Cost of goods sold	49,133	30,844	31,214

Gross Margin	90,094	15,775	15,405

Selling and administrative	9,394	4,484	6,210
Accretion of asset retirement obligation	185	145	145
Exploration and other	1,010	—	—

Operating Income	79,505	11,146	9,050

Other Income (Expense)
Interest expense, including derivatives	(643)	(2,622)	(1,030)
Interest income	440	19	19
Insurance settlements in excess of property losses	(1)	755	755
Other income (expense)	(108)	82	82

Income Before Income Taxes	79,193	9,380	8,876

Income Taxes (Expense) Benefit	(29,474)	—	(3,518)

Net Income	$49,719	$9,380	$5,358

Weighted Average Shares Outstanding:
Basic	74,843,124		74,901,143

Diluted	75,002,893		74,929,550

Earnings Per Share:
Basic	$0.66		$0.07

Diluted	$0.66		$0.07

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)	For the Nine Months Ended
	April 25, 2008 Through September 30, 2008	January 1, 2008 Through April 24, 2008	Combined September 30, 2008[1]	September 30, 2007
Production volume (in 000 short tons)
Potash	355	280	635	660

Langbeinite	90	74	164	126

Sales volume (in 000 short tons)
Potash	361	269	630	679

Langbeinite	84	107	191	132

Potash Statistics (per short ton)
Net sales price	$547	$309	$445	$185
COGS - exclusive of items shown separately below	173	138	156	118
Depreciation, depletion and amortization	9	8	9	7
Royalties	19	10	15	7
By-product credit	(8)	(13)	(10)	(8)

Total potash COGS[2]	$193	$143	$170	$124

Warehousing and handling costs	7	6	6	4

Average potash gross margin	$347	$160	$269	$57

Langbeinite Statistics (per short ton)
Net sales price	$246	$130	$181	$115
COGS - exclusive of items shown separately below	68	77	80	80
Depreciation, depletion and amortization	9	10	11	14
Royalties	12	7	9	6

Total langbeinite COGS	$89	$94	$100	$100

Warehousing and handling costs	9	6	8	5

Average langbeinite gross margin	$148	$30	$73	$10

[1]	Combined September 30, 2008 information is the sum of the periods April 1, 2008 through April 24, 2008 and April 25, 2008 through September 30, 2008
[2]	Pro forma statistics are the same to GAAP prepared numbers with the exception of COGS for potash where as pro forma COGS for potash was $125 per ton for the nine months ended September 30, 2007

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(In thousands, except share and per share amounts)

	Historical		Pro Forma Comparative
	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)
			For the Nine Months Ended
	April 25, 2008 Through September 30, 2008	January 1, 2008 Through April 24, 2008	September 30, 2008	September 30, 2007
Sales	$226,420	$109,420	$335,840	$157,139

Less: Freight costs	8,591	12,359	20,950	16,065
Warehousing and handling costs	3,216	2,235	5,451	3,516
Cost of goods sold	77,084	48,647	126,277	97,822

Gross Margin	137,529	46,179	183,162	39,736

Selling and administrative	14,708	6,034	23,715	17,111
Accretion of asset retirement obligation	299	198	497	434
Exploration and other	1,010	—	1,010	—

Operating Income	121,512	39,947	157,940	22,191

Other Income (Expense)
Interest expense, including derivatives	(457)	(2,456)	(875)	(613)
Interest income	720	46	766	60
Insurance settlements in excess of property losses	(33)	6,998	6,965	—
Other income (expense)	(594)	(42)	(636)	(187)

Income Before Income Taxes	121,148	44,493	164,160	21,451

Income Taxes (Expense) Benefit	(45,665)	4	(62,711)	(8,503)

Net Income	$75,483	$44,497	$101,449	$12,948

Weighted Average Shares Outstanding:
Basic	74,843,124		74,843,124	74,862,464

Diluted	74,991,166		75,046,115	74,929,014

Earnings Per Share:
Basic	$1.01		$1.36	$0.17

Diluted	$1.01		$1.35	$0.17

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share amounts)

	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)
	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$138,818	$1,960
Accounts receivable:
Trade, net	47,360	23,251
Other receivables	202	264
Related parties	—	248
Inventory, net	23,062	18,501
Prepaid expenses and other current assets	6,667	3,223
Deferred tax asset	279	—

Total current assets	216,388	47,447

Property, plant and equipment, net	105,255	63,519
Mineral properties and development costs, net	22,986	23,255
Long-term parts inventory, net	5,105	4,634
Other assets	6,633	7,872
Deferred tax asset	334,928	—

Total Assets	$691,295	$146,727

LIABILITIES AND STOCKHOLDERS’ / MEMBERS’ EQUITY
Current Liabilities:
Accounts payable:
Trade	$16,412	$8,213
Related parties	113	—
Accrued liabilities	24,231	16,317
Income taxes payable	18,846	—
Current installments of long-term debt	—	5,005
Other current liabilities	889	781

Total current liabilities	60,491	30,316

Long-term debt, net of current installments	—	96,350
Accrued pension liability	716	646
Asset retirement obligation	8,723	7,779
Other non-current liabilities	995	1,239

Total liabilities	70,925	136,330

Stockholders’ / Members’ Equity:
Member’s equity of Intrepid Mining LLC	—	11,035
Common stock of Intrepid Potash, Inc., $0.001 par value; 100,000,000 shares authorized and 74,843,124 outstanding at September 30, 2008, and 1,000 shares authorized and outstanding at December 31, 2007	75	—
Additional paid-in capital	545,457	—
Accumulated other comprehensive loss	(638)	(638)
Retained earnings	75,476	—

Total Stockholders’ / Members’ Equity	620,370	10,397

Total Liabilities and Stockholders’ / Members’ Equity	$691,295	$146,727

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Intrepid Potash, Inc.		Intrepid Mining LLC (Predecessor)
	Three Months Ended September 30, 2008	April 25, 2008 Through September 30, 2008	January 1, 2008 Through April 24, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:

Net income	$49,719	$75,483	$44,497	$9,380	$23,005
Deferred income taxes	7,071	15,920	(4)	—	—
Insurance reimbursements	1	33	(6,998)	—	(6,941)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	3,076	5,105	3,543	2,271	6,500
Stock-based compensation	2,622	4,634	—	—	—
Capitalized loan fee write-off	—	456	—	—	—
Loss on disposal of assets and other	1,080	1,138	35	95	549
Financial instruments loss (gain)	209	(262)	439	720	(827)
Bond sinking fund unrealized loss (gain)	348	497	135	20	(130)
Changes in operating assets and liabilities:
Trade accounts receivable	(7,230)	(12,223)	(11,886)	2,382	(3,612)
Insurance and other receivables	279	124	186	(1,702)	10,691
Inventory	(1,043)	(4,201)	(830)	(2,901)	3,102
Prepaid expenses and other assets	(3,723)	823	(4,349)	1,174	(564)
Accounts payable and accrued liabilities	2,971	3,443	1,494	(1,790)	(115)
Income taxes payable	11,504	18,846	—	—	(498)
Other current liabilities	(4)	(4)	(251)	(316)	—

Total cash provided by operating activities	66,880	109,812	26,011	9,333	31,160

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	(1)	(33)	6,998	—	6,941
Additions to property, plant, and equipment	(17,486)	(23,774)	(14,747)	(6,973)	(21,270)
Additions to mineral properties and development costs	(233)	(225)	(15)	(22)	(47)
Additions to bond sinking fund	(27)	(38)	(10)	(12)	(38)
Cash received in exchange with Intrepid Mining LLC	—	428	—	—	—

Total cash used in investing activities	(17,747)	(23,642)	(7,774)	(7,007)	(14,414)

Cash Flows from Financing Activities:
Issuance of common stock, net of expenses	(132)	1,032,354	—	—	—
Proceeds from long-term debt	—	—	11,503	43,150	226,508
Repayments on long-term debt	—	(86,951)	(7,009)	(39,068)	(267,876)
Debt Issuance Costs	—	—	—	(1,608)	(1,608)
Repayment of loans by Members	—	—	—	—	148
Capital contribution, net of expenses	—	—	—	(80)	38,786
Members’ capital distributions	—	—	(15,000)	(2,475)	(10,500)
Payments to Intrepid Mining LLC for exchange of assets and liabilities and formation distribution	—	(892,755)	—	—	—

Total cash provided by (used in) financing activities	(132)	52,648	(10,506)	(81)	(14,542)

Net Change in Cash and Cash Equivalents	49,001	138,818	7,731	2,245	2,204
Cash and Cash Equivalents, beginning of period	89,817	—	1,960	245	286

Cash and Cash Equivalents, end of period	$138,818	$138,818	$9,691	$2,490	$2,490

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$109	$435	$2,274	$934	$5,586

Income taxes	$10,899	$10,899	$—	$—	$—

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include insurance settlements in excess of property losses and non-cash gains or losses associated with unrealized derivative adjustments. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. The use of adjusted net income is intended to present this measure on a comparable basis for the impact of the IPO transaction for the periods presented1.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Quarter Ended September 30,
	2008	2007
Net Income	$49,719	$5,358 (1)

Less: Insurance settlement in excess of property losses	1	(755)
Less: Unrealized derivative loss (gain)	209	719
Less: Tax effect at statutory rate [2]	(83)	14

Total adjustments	127	(22)

Adjusted Net Income	$49,846	$5,336

(1)	Net income for the quarter ended September 30, 2007, is presented on a pro forma basis as fully described in Part I, Item 1A to our form 10-Q. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.
(2)	Statutory rate of 39.6% for 2008 and 39.5% for 2007

INTREPID POTASH, INC.

EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,

AND AMORTIZATION

(In thousands)

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income or pro forma net income adjusted for the add back of income tax expense, interest expense, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment. This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment. In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Quarter Ended September 30,
	2008	2007
Net Income	$49,719	$5,358	(1)

Add: Income tax expense	29,474	3,518
Add: Interest expense, including derivatives	643	1,030
Add: Depreciation, depletion, amortization and accretion	3,076	2,271
Add: Impairment expense	756	—

Total adjustments	33,949	6,819

Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$83,668	$12,177

(1)	Net income for the quarter ended September 30, 2007, is presented on a pro forma basis as fully described in Part I, Item 1A to our form 10-Q. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.